EXHIBIT 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 17, 2015 (the “Effective Date”), by and between: (i) Dais Analytic Corporation, a Florida corporation (the “Company”) and (ii) Brian C. Johnson, an individual (hereinafter referred to as “Employee”). The Company and Employee may be referred to hereinafter individually as a “Party” and collectively as the “Parties.

NOW THEREFORE, in consideration of the mutual covenants set forth below, and subject to the terms of this Agreement, the Company agrees to employ Employee, and Employee agrees to be employed by the Company as set forth in this Agreement.

1. DESCRIPTION OF POSITION AND DUTIES.

a. Position. Employee shall be employed as Chief Technology Officer of the Company and in such other capacities as may be mutually agreed upon by the Company and Employee. Employee may be removed or terminated by the Company’s President or Board of Directors (the “Board”) as outlined herein.

b. Essential Job Functions and Duties. During the Term of this Agreement, the Employee shall serve as Chief Technology Officer of the Company, shall report to the President of the Company, and, is subject to the direction of the President and its Board. The Employee shall perform well, timely and faithfully all the duties and responsibilities customarily rendered by Chief Technology Officers of companies of similar size and nature and such other duties and responsibilities as may be delegated to him from time to time by the President or the Board in their sole discretion. Employee will devote substantially all of his professional time during the work week to the Company's business, except that Employee will be permitted to perform charitable work and to manage his personal and other business investments so long as such outside activities do not interfere with the performance of Employee's duties on behalf of Company. Employee shall notify the Company of any commercial activities. Employee shall commit such time to the Company as is necessary to perform his responsibilities and duties hereunder.

2. COMPENSATION TERMS.

a. Base Salary. Employee shall receive a base salary (the “Base Salary”) of $135,000 per year, in twelve equal monthly installments pursuant to Company’s payroll practices. Employer will periodically review Employee’s performance and determine whether increases in Employee’s base salary are warranted.

b. Performance Bonus. In connection with each calendar year, partial or otherwise, in which Employee is employed by the Company, Employee may, at the discretion of the Board and President, receive a performance bonus.

c. Exempt Status. Employee understands that at all times he is employed as an “exempt employee” and, therefore, he is not entitled to overtime wages.

d. Expense Reimbursement. Employee shall be entitled to reimbursement of reasonably incurred expenses incurred in the performance of the functions and duties under this Agreement; provided, however, all expenses over $500 shall require prior authorization of the President. In order to receive reimbursement, Employee must timely provide the Company with an itemized account of all expenditures, along with suitable receipts therefore and other support reasonably requested.

e. Benefits. Employee shall be entitled to participate in any benefits programs offered by the company on the same terms as all other executives of the company.

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3. VACATION. Employee is entitled to up to four (4) weeks of paid vacation per year, which if unused shall not accrue. Vacation consisting of greater than five (5) business days shall be approved in advance.

4. TERM OF EMPLOYMENT. The Company agrees to continue Employee's employment, and Employee agrees to remain in the employ of the Company, pursuant to the terms of this Agreement from the Effective Date through February 29, 2016 (the “Initial Term”), unless Employee’s employment is earlier terminated or modified pursuant to the provisions of this Agreement. Upon expiration of the Initial Term, this Agreement will be automatically extended for additional one-year terms unless Employee or the Company shall, upon 30 days written notice to the other, elect not to extend this Agreement for an additional one-year term. If this agreement is terminated pursuant to this Section 4, no matter which Party sends the written notice, it shall be considered to be a Voluntary Termination, as defined in Section 5.

5. TERMINATION.

a Events of Termination. The Employee's employment with the Company shall terminate upon any one of the following:

i. After the date of a written notice sent to Employee stating the Company's determination made in good faith that it is terminating Employee for “Cause” as defined under Section 5(b) below (“Termination for Cause”);

ii. After the date of a written notice sent to Employee stating the Company's determination made in good faith that, due to a mental or physical incapacity, Employee has been unable to perform his duties under this Agreement for a period of at least twelve consecutive weeks (“Termination for Disability”);

iii. Upon Employee’s death (“Termination Upon Death”);

iv. Thirty (30) days after the date of a notice sent to Employee stating that the Company is terminating his employment, without Cause, which notice can be given by the Company at the Company's sole discretion, for any reason or for no reason whatsoever (“Termination Without Cause”); or

v. The date of a notice sent to the Company from Employee stating that Employee is electing to terminate his employment with the Company (“Voluntary Termination”).

b. “Cause” Defined. For purposes of this Agreement, “Cause” for Employee's termination will exist at any time after the occurrence of one or more of the following events:

For the purposes of this agreement, For Cause shall mean:

i. your conviction of a crime involving moral turpitude;

ii. you become incapable of performing the duties of your employment with the Company due to loss or suspension of any license or certification required for the performance of those duties;

iii. conduct by you that constitutes fraud, embezzlement, or theft that occurs during or in the course of your employment with the Company;

iv. intentional damage by you to the Company’s assets or property or the assets or property of the Company’s customers, vendors, or employees;

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v. intentional disclosure by you of the Company’s confidential information during or in the course of your employment with the Company;

vi. intentional engagement by you in any activity which would constitute a breach of duty of loyalty to the Company;

vii. conduct by you that constitutes a willful and continued failure or refusal by you to substantially perform your duties for the Company (except as a result of incapacity due to physical or mental illness),

viii. your failure to comply with the Company’s policies or practices despite having been advised and/or instructed regarding those policies or practices; or

ix. conduct by you that are demonstrably and materially injurious to the Company, monetarily or otherwise, including injury to the Company’s reputation or conduct by you otherwise having an adverse affect upon the Company’s interests.

c. “Termination Without Cause” shall mean termination of Employee’s employment with the Company for any reason other than Cause.

d. Effect of Termination.

i. Termination for Cause or Voluntary Termination. In the event of any termination of Employee's employment pursuant to Section 5(a)(i) or Section 5(a)(v), the Company shall immediately pay to Employee the compensation and benefits accrued and otherwise payable to Employee under Section 2 through the date of termination. The Employee's rights under the Company's benefit plans of general application, if any, shall be determined under the provisions of those plans.

ii. Termination for Disability. In the event of termination of employment pursuant to Section 5(a)(ii):

A. the Company shall immediately pay to Employee the compensation and benefits accrued and otherwise payable to Employee under Section 2 through the date of termination; and

B. the Employee shall receive any other benefit payments as provided in the Company's standard benefit plans applicable to disability, if any.

iii. Termination Upon Death. In the event of termination of employment pursuant to Section 5(a)(iii), all obligations of the Company and Employee shall cease, except the Company shall immediately pay to Employee (or to Employee's estate) the compensation and benefits accrued and otherwise payable to Employee under Section 2 through the date of termination, if any.

iv. Termination Without Cause. In the event of any termination of this Agreement pursuant to Section 5(a)(iv), the Company shall immediately pay to Employee (i) the compensation and benefits accrued and otherwise payable to Employee under Section 2 through the date of termination plus (ii) a lump-sum severance amount consisting of one month of salary plus one additional month’s salary for each full year of service (measured by each anniversary of the Effective Date) up to a maximum combined severance amount of four months of salary.

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6. CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION.

a. Covenants Regarding Confidential Information, Trade Secrets and Other Matters. Employee covenants and agrees as follows:

i. Definitions. For purposes of this Agreement, the following terms are defined as follows:

A. “Trade Secret” means all information possessed by or developed for the Company or any of its subsidiaries, including, without limitation, a compilation, program, device, method, system, technique or process, to which all of the following apply: (i) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

B. “Confidential Information” means information, to the extent it is not a Trade Secret, which is possessed by or developed for the Company or any of its subsidiaries and which relates to the Company’s or any of its subsidiaries’ existing or potential business or technology, which information is generally not known to the public and which information the Company or any of its subsidiaries seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, for example: business plans, strategies, existing or proposed bids, costs, technical developments, clients, existing or proposed research projects, financial or business projections, investments, marketing plans, negotiation strategies, training information and materials, information generated for client engagements and information stored or developed for use in or with computers. Confidential Information also includes information received by the Company or any of its subsidiaries from others which the Company or any of its subsidiaries has an obligation to treat as confidential.

ii. Nondisclosure of Confidential Information. Except as required in the conduct of the Company’s or any of its subsidiaries’ business or as expressly authorized in writing on behalf of the Company or any of its subsidiaries, Employee shall not use or disclose, directly or indirectly, any Confidential Information during the period of his employment with the Company. In addition, following the termination for any reason of Employee’s employment with the Company, Employee shall not use or disclose, directly or indirectly, any Confidential Information. This prohibition also does not prohibit Employee’s use of general skills and know-how acquired during and prior to employment by the Company, as long as such use does not involve the use or disclosure of Confidential Information or Trade Secrets.

iii. Trade Secrets. During Employee’s employment by the Company, Employee shall do what is reasonably necessary to prevent unauthorized misappropriation or disclosure and threatened misappropriation or disclosure of the Company or any of its subsidiaries’ Trade Secrets and, after termination of employment, Employee shall not use or disclose the Company or any of its subsidiaries’ Trade Secrets as long as they remain, without misappropriation, Trade Secrets.

iv. Exceptions. The provisions of paragraphs (ii) and (iii) above will not be deemed to prohibit any disclosure that is required by law or court order, provided that Employee has not intentionally taken actions to trigger such required disclosure and, so long as not prohibited by any applicable law or regulation, the Company is given reasonable prior notice and an opportunity to contest or minimize such disclosure.

b. Non-Competition.

i. During Employment. During Employee’s employment hereunder, Employee shall not engage, directly or indirectly, as an employee, officer, director, partner, manager, consultant, agent, owner or in any other capacity, in any competition with the Company or any of its subsidiaries and agrees not to solicit any customer or prospective customer, and vendor or prospective vendor of the Company or any of its subsidiaries. .

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ii. Subsequent to Employment. For a period of one year following the termination of Employee’s employment for any reason or without reason, Employee shall not in any capacity, whether in the capacity as an employee, officer, director, partner, manager, consultant, agent or owner, directly or indirectly advise, manage, render or perform services to or for any person or entity which is engaged in a business competitive to that of the Company or any of its subsidiaries and agrees not to solicit any customer or prospective customer of the Company or any of its subsidiaries.

c. Non-solicitation. For a period of eighteen (18) months following the termination of Employee’s employment for any reason or without reason, Employee shall not solicit or induce any person who is a customer or prospective customer, is a vendor or prospective vendor, is an employee or independent contractor of the Company or any of its subsidiaries to leave their employment or in any way alter their working relationshp with the Company or any of its subsidiaries.

d. Return of Documents. Immediately upon termination of employment, Employee will return to the Company or any of its subsidiaries, and so certify in writing to the Company, all the Company or any of its subsidiaries’ papers, documents and things, including information stored for use in or with computers and software applicable to the Company or any of its subsidiaries’ business (and all copies thereof), which are in Employee’s possession or under Employee’s control, regardless whether such papers, documents or things contain Confidential Information or Trade Secrets. The Company shall have the option to withhold the Employee’s final paycheck until all documents are returned.

e. No Conflicts. To the extent that they exist, Employee will not disclose to the Company or any of its subsidiaries any of Employee’s previous employer’s confidential information or trade secrets. Further, Employee represents and warrants that Employee has not previously assumed any obligations inconsistent with those of this Agreement and that employment by the Company does not conflict with any prior obligations to third parties. In addition, Employee and the Company agree that it is important for any prospective employer to be aware of this Agreement, so that disputes concerning this Agreement can be avoided in the future. Therefore, Employee agrees that, following termination of employment with the Company, the Company or any of its subsidiaries may forward a copy of this Agreement (and any related Exhibits hereto) to any future prospective or actual employer, and Employee releases the Company or any of its subsidiaries from any claimed liability or damage caused to Employee by virtue of the Company’s act in making that prospective or actual employer aware of this Agreement (and any related Exhibits hereto).

f. Agreement on Fairness. Employee acknowledges that: (i) this Agreement has been specifically bargained between the parties and reviewed by Employee; (ii) Employee has had an opportunity to obtain legal counsel to review this Agreement; and (iii) the covenants made by and duties imposed upon Employee hereby are fair, reasonable and minimally necessary to protect the legitimate business interests of the Company, and such covenants and duties will not place an undue burden upon Employee’s livelihood in the event of termination of Employee’s employment by the Company and the strict enforcement of the covenants contained herein.

g. Equitable Relief and Remedies. Employee acknowledges that any breach of Section 6 or Section 7 of this Agreement will cause substantial and irreparable harm to the Company or any of its subsidiaries for which money damages would be an inadequate remedy. Accordingly, notwithstanding the other provisions of this Agreement, the Company or any of its subsidiaries shall in any such event be entitled to seek injunctive and other forms of equitable relief to prevent such breach and the prevailing party shall be entitled to recover from the other, the prevailing party’s costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with enforcing this Agreement, in addition to any other rights or remedies available at law, in equity or by statute.

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7.&NBSP;&NBSP; INTELLECTUAL PROPERTY.

a. General Provisions. Employee acknowledges that the Company possesses and will continue to possess information that has been created, discovered, or developed by the Company (including, without limitation, information created, discovered, or developed by the Employee that arises out of the Employee’s relationship with the Company) and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is or may become engaged. All of the aforementioned information is hereinafter called “Intellectual Property”. By way of illustration, but not limitation, Intellectual Property includes, whether or not patentable, trade secrets, processes, developments, ideas, structures, formulas, data, know-how, improvements, modification, inventions, product concepts, techniques, marketing plans, strategies, forecasts, customer lists, information regarding products, designs, methods, systems, software programs, copyrightable works, discoveries, trademarks, copyrights works of authorship, projects, plans and proposals, information about the Company’s Employees and/or consultants (including, without limitation, the compensation, job responsibilities and job performance of such Employees and/or consultants). For the purpose of this Agreement inventions shall include, but not be limited to, discoveries, concepts, and ideas, whether patentable or not, including but not limited to, devices, processes, methods, formulae, designs, techniques, and any improvements or modifications to the foregoing.

b. Ownership of Intellectual Property. All Intellectual Property shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. The Employee hereby assigns to the Company or to any person, or entity designated by the Company, any and all rights and interest the Employee has or may acquire to Intellectual Property made or conceived by the Employee, solely or jointly, or in whole or in part, during the Term hereof . Any Intellectual Property create and/or reduced to practice by the Employee within one year following the termination of his employment shall be presumed to have been created and/or reduced to practice under this Agreement unless proven otherwise. At all times both, before and during the Term of this Agreement and after its termination, Employee agrees to keep in confidence and trust all Intellectual Property and anything directly or indirectly relating to it. The Employee will not during or after the Term of his employment by the Company, in whole or in part, disclose, publish or make accessible such Intellectual Property which Employee may now possess, may obtain during or after employment or may create prior to the end of his employment, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Employee make use of any such Intellectual Property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the Term of his employment.

c. Disclosure of Intellectual Property. Employee will promptly disclose to the Company, or any persons designated by it, all Intellectual Property made or conceived or reduced to practice or learned or proposed by Employee, either alone or jointly with others, during the Term of this Agreement which is in any way related to or useful in the actual, anticipated or potential businesses of the Company, or the result of tasks assigned to the Employee by the Company or resulting from use of premises or equipment owned, leased or contracted for by the Company.

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d. Assignment of and Assistance With Regard To Intellectual Property. Employee hereby assigns to the Company any rights the Employee may have or acquire in any and all Intellectual Property and agrees that any and all Intellectual Property shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Employee further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on said Intellectual Property in any and all countries, and to that end Employee will execute all documents necessary:

1. To apply for, obtain and vest in the name of the Company (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

2. To defend, at the Company’s expense, any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

e. Designation of Attorney-in-Fact. In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any letters patent, copyright or other analogous protection relating to Intellectual Property because of the Employee’s physical or mental incapacity the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as is executed by Employee. Employee’s obligation to assist the Company in obtaining and enforcing patents and copyrights for Intellectual Property in any and all countries shall continue beyond the expiration or termination of this Agreement, but the Company shall compensate the Employee at a reasonable and customary rate after such termination for time actually spent by the Employee at the Company’s request on such assistance.

f. Work for Hire. Employee acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of this Agreement and which are protectable by copyright are being created at the instance of the Company and are “works for hire”, as that term is defined in the United States Copyright Act (17 USC Section 101). If such laws are inapplicable or in the event that such works, or any part thereof, are determined by a court of competent jurisdiction not to be a work made for hire under the United States copyright laws, this Agreement shall operate granting to Company an irrevocable right, title and interest (including, without limitation all rights in and to the copyrights throughout the world, including the right to prepare derivative works and the right to all renewals and extensions) in the Works in perpetuity.

8. MISCELLANEOUS PROVISIONS.

a. Necessary Acts. Each Party to this Agreement agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

b. Entire Agreement; Modifications; Waiver. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained in it. This Agreement supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

c. No Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company's obligations hereunder.

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d. Withholding. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

e. Notices.

All notices and other communications required or permitted hereunder shall be in writing and shall be effective when delivered personally, or sent by facsimile machine or email, provided that a copy is mailed by registered mail, return receipt requested, or when received by the addressee, if sent by Federal Express or other express delivery service (receipt requested) in each case to the appropriate address set forth below:

If to the Company: Dais Analytic Corporation 11552 Prosperous Drive Odessa, Florida 33556 Attention: Timothy N. Tangredi E-mail: tntangredi@daisanalytic.com	If to Employee: Brian C. Johnson 3603 W Morrison Ave Tampa, FL 33629 E-mail: bjohnson@tampabay.rr.com

f. Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect. If any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

g. Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement.

h. Dispute Resolution. The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN PASCO COUNTY, FLORIDA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY SPECIFICALLY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

i. Attorney’s Fees. Should any Party hereto employ an attorney for the purpose of enforcing or constituting this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other Party or Parties thereto reimbursement for all reasonable attorneys’ fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding. The “prevailing party” means the party determined by the court to most nearly prevail and not necessarily the one in whose favor a judgment is rendered.

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j. Execution of the Agreement. The Company, the party executing this Agreement on behalf of the Company, and Employee, have the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by the Company and Employee of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and Employee and constitutes a valid and binding obligation, enforceable in accordance with the respective terms herein. Upon delivery of this Agreement, this Agreement, and the other agreements and exhibits referred to herein, will constitute the valid and binding obligations of Company, and will be enforceable in accordance with their respective terms.

k. Exclusive Agreement. This Agreement is the only agreement executed by and between the Parties related to the subject matter described herein. There are no additional oral agreements or other understandings related to the subject matter described herein. This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any one Party shall be made solely by virtue of such Party allegedly having been the draftsperson of this Agreement.

l. Acknowledgments and Assent. The Parties acknowledge that they have been given adequate time to consider this Agreement and that they had the time and opportunity to consult with an independent attorney prior to signing this Agreement. The Parties agree that they have read this Agreement and understand the content herein, and freely and voluntarily assent to all of the terms herein. The Parties have each conducted sufficient and appropriate due diligence with respect to the facts and circumstances surrounding and related to this Agreement and the other Party. The Parties expressly disclaim all reliance upon, and prospectively waive any fraud, misrepresentation, negligence or other claim based on information supplied by the other Party, in any way relating to the subject matter of this Agreement.

m. Counterparts and Fax Signatures. This Agreement may be executed by .pdf and in one or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

***SIGNATURE PAGE FOLLOWS***

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SIGNATURE PAGE

IN WITNESS WHEREOF the Parties have executed this Employment Agreement effective as of the day and year first above written.

EMPLOYEE BRIAN C. JOHNSON		COMPANY DAIS ANALYTIC CORPORATION

By:	Brian C. Johnson	By:	Tim Tangredi
	An individual	Its:	President and Chief Executive Officer